EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

WADDELL & REED ADVISORS FUNDS

Supplement dated May 2, 2013 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2013

The following replaces the “Portfolio Managers” section on page 10 for Waddell & Reed Advisors Global Bond Fund:

Portfolio Managers

Mark G. Beischel, Senior Vice President and Global Director of Fixed Income of WRIMCO, has managed the Fund since January 2002 and Daniel J. Vrabac, Senior Vice President of WRIMCO, has managed the Fund since September 2008 and previously, from September 2000 through March 2007. Effective June 1, 2013, Mr. Vrabac is retiring from WRIMCO and Mr. Beischel will become the sole portfolio manager of the Fund.

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The following is added as a new paragraph at the end of the “Portfolio Management – Waddell & Reed Advisors Global Bond Fund” section on page 44:

Effective June 1, 2013, Mr. Vrabac is retiring from WRIMCO and IICO and Mr. Beischel will become the sole portfolio manager of the Fund.

WADDELL & REED ADVISORS FUNDS

Supplement dated June 3, 2013 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated January 31, 2013

and as supplemented April 5, 2013

Effective June 1, 2013, the reference and information related to Daniel Vrabac in the table under the section entitled “Portfolio Managers” on page 76 is deleted in its entirety.

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Effective June 1, 2013, the reference and information related to Daniel Vrabac in the tables under the section entitled “Portfolio Managers – Ownership of Securities” for the Waddell & Reed Advisors Fixed Income and Money Market Funds on pages 78 and 79 is deleted in its entirety.

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